Release: October 23, 2024

CPKC reports third-quarter results driven by solid execution; poised for strong finish to 2024

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its third-quarter results, including revenues of $3.5 billion, diluted earnings per share (EPS) of $0.90 and core adjusted combined diluted EPS1 of $0.99.

“During the third quarter, we delivered strong performance across the operations of our unrivaled North American network, despite dealing with a number of temporary headwinds,” said Keith Creel, CPKC President and Chief Executive Officer. “We continue to see strong revenue growth, uniquely enabled by this new network. With our commitment to operational excellence, safety and customer service, we are doing what we said we would do and generating value for all stakeholders.”

Third-quarter 2024 results
•Revenues increased by six percent to $3.5 billion from $3.3 billion in Q3 2023
•Reported operating ratio (OR) increased by 120 basis points to 66.1 percent from 64.9 percent in Q3 2023
•Core adjusted combined OR1 increased by 120 basis points to 62.9 percent from 61.7 percent in Q3 2023
•Reported diluted EPS increased to $0.90 from $0.84 in Q3 2023
•Core adjusted combined diluted EPS1 increased eight percent to $0.99 from $0.92 in Q3 2023
•Volumes, as measured in Revenue Ton-Miles (RTMs), increased four percent
•Federal Railroad Administration (FRA)-reportable personal injury frequency decreased to 0.85 from 1.02 in Q3 20232
•FRA-reportable train accident frequency decreased to 1.27 from 1.38 in Q3 20232

“I am proud of this team of railroaders for overcoming challenges to still deliver on our guidance; as we look to close 2024 with growing momentum, we’ve never been more excited about the opportunities ahead,” Creel added. “Our strategic initiatives and investments position us well for more growth and success for the remainder of this year, in 2025 and beyond. Fueled by the strength of our dedicated team of railroaders, we are confident in our ability to continue producing results for our customers and long-term value for shareholders.”

2024 Guidance
CPKC now expects RTMs3 to increase mid-single digits vs 2023 on a combined basis. CPKC continues to expect 2024 core adjusted combined diluted EPS1 to grow double digits versus 2023 core adjusted combined diluted EPS1 of $3.84.

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Oct. 23, 2024.

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations, see attached supplementary schedule of Non-GAAP Measures.
2 The third-quarter 2023 FRA-reportable train accident frequency and FRA-reportable personal injury frequency have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.
3 The 2023 comparison for RTMs represents combined operating information to illustrate the estimated effects of the acquisition as if the acquisition closed on January 1, 2022.

Conference Call Access
Canada and U.S.: 800-225-9448
International: 203-518-9708
*Conference ID: CPKCQ324
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the third-quarter conference call will be available by phone through Oct. 30, 2024, at 800-839-4014 (Canada/U.S.) or 402-220-2983 (International).

Forward looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited, to statements concerning our ability to deliver on our financial guidance for 2024, strategic initiatives and investments, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC’s forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to “Item 1A – Risk Factors” and “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

Forward-Looking Non-GAAP Measures
Although CPKC has provided forward-looking non-GAAP measures (core adjusted combined diluted EPS) management is unable to reconcile, without unreasonable efforts, the forward-looking core adjusted combined diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, the Company has recognized acquisition-related costs, the merger termination payment received, KCS’s gain on unwinding of interest rate hedges (net of Canadian Pacific's (CP) associated purchase accounting basis differences and tax), loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of the Company's equity investment in KCS and its tax basis of the investment, adjustments to provisions and settlements of Mexican taxes, changes in income tax rates, and changes to an uncertain tax item. Acquisition-related costs include legal, consulting, financing fees, integration costs including third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS which were recognized within Equity earnings of Kansas City Southern in the Company's Consolidated Statements of Income. KCS has also recognized FX gains and losses. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company expects to incur the acquisition-related costs beyond the year of acquisition. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CPKC's core adjusted combined diluted EPS. Additionally, the Canadian-to-U.S. dollar and Mexican peso-to-U.S. dollar exchange rates are unpredictable and can have a significant impact on CPKC's reported results but may be excluded from CPKC's core adjusted combined diluted EPS. For further information regarding non-GAAP measures, see below.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic

Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:

Media
mediarelations@cpkcr.com

Investment Community
Chris de Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2024	2023	2024	2023
Revenues (Note 3)
Freight	$3,461	$3,266	$10,422	$8,584
Non-freight	88	73	250	195
Total revenues	3,549	3,339	10,672	8,779
Operating expenses
Compensation and benefits (Note 8)	644	598	1,946	1,695
Fuel	419	430	1,343	1,153
Materials (Note 8)	99	90	290	260
Equipment rents	89	91	253	201
Depreciation and amortization (Note 8)	472	451	1,412	1,086
Purchased services and other (Note 8)	623	506	1,809	1,438
Total operating expenses	2,346	2,166	7,053	5,833

Operating income	1,203	1,173	3,619	2,946
Less:
Equity earnings of Kansas City Southern (Note 8, 9)	—	—	—	(230)
Other expense (income) (Note 8, 10)	1	13	(41)	36
Other components of net periodic benefit recovery (Note 12)	(89)	(85)	(265)	(254)
Net interest expense (Note 8)	192	207	598	565
Remeasurement loss of Kansas City Southern (Note 8)	—	—	—	7,175
Income (loss) before income tax expense (recovery)	1,099	1,038	3,327	(4,346)
Less:
Current income tax expense (Note 4)	257	255	773	674
Deferred income tax expense (recovery) (Note 4, 8)	5	3	40	(7,925)
Income tax expense (recovery) (Note 4)	262	258	813	(7,251)
Net income	$837	$780	$2,514	$2,905
Less: Net (loss) income attributable to non-controlling interest (Note 8)	—	—	(3)	1
Net income attributable to controlling shareholders	$837	$780	$2,517	$2,904

Earnings per share (Note 5)
Basic earnings per share	$0.90	$0.84	$2.70	$3.12
Diluted earnings per share	$0.90	$0.84	$2.69	$3.11

Weighted-average number of shares (millions) (Note 5)
Basic	933.2	931.5	932.8	931.1
Diluted	935.3	933.9	934.8	933.7

Dividends declared per share	$0.19	$0.19	$0.57	$0.57
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2024	2023	2024	2023
Net income	$837	$780	$2,514	$2,905
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(423)	605	577	(33)
Change in derivatives designated as cash flow hedges	1	2	5	5
Change in pension and post-retirement defined benefit plans	12	8	35	13
Other comprehensive (loss) income from equity investees	(5)	—	(7)	7
Other comprehensive (loss) income before income taxes	(415)	615	610	(8)
Income tax (expense) recovery	(7)	15	(1)	(5)
Other comprehensive (loss) income (Note 6)	(422)	630	609	(13)
Comprehensive income	$415	$1,410	$3,123	$2,892
Comprehensive (loss) income attributable to non-controlling interest (Note 6)	(15)	20	16	13
Comprehensive income attributable to controlling shareholders	$430	$1,390	$3,107	$2,879
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2024	2023
Assets
Current assets
Cash and cash equivalents	$463	$464
Accounts receivable, net (Note 7)	1,941	1,887
Materials and supplies	407	400
Other current assets	261	251
	3,072	3,002
Investments	555	533
Properties	53,242	51,744
Goodwill (Note 8)	18,160	17,729
Intangible assets	2,972	2,974
Pension asset	3,604	3,338
Other assets	620	582
Total assets	$82,225	$79,902
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,594	$2,567
Long-term debt maturing within one year (Note 10, 11)	3,204	3,143
	5,798	5,710
Pension and other benefit liabilities	580	581
Other long-term liabilities	817	797
Long-term debt (Note 10, 11)	18,710	19,351
Deferred income taxes	11,240	11,052
Total liabilities	37,145	37,491
Shareholders’ equity
Share capital	25,672	25,602
Additional paid-in capital	94	88
Accumulated other comprehensive loss (Note 6)	(28)	(618)
Retained earnings	18,405	16,420
	44,143	41,492
Non-controlling interest	937	919
Total equity	45,080	42,411
Total liabilities and equity	$82,225	$79,902
See Contingencies (Note 14).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2024	2023	2024	2023
Operating activities
Net income	$837	$780	$2,514	$2,905
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	472	451	1,412	1,086
Deferred income tax expense (recovery) (Note 4)	5	3	40	(7,925)
Pension recovery and funding (Note 12)	(79)	(76)	(230)	(231)
Equity earnings of Kansas City Southern (Note 8, 9)	—	—	—	(230)
Remeasurement loss of Kansas City Southern (Note 8)	—	—	—	7,175
Dividend from Kansas City Southern (Note 9)	—	—	—	300
Settlement of Mexican taxes (Note 4)	(2)	(75)	(2)	(75)
Settlement of foreign currency forward contract (Note 11)	—	—	(65)	—
Other operating activities, net	59	11	(9)	(8)
Changes in non-cash working capital balances related to operations	(20)	(67)	(95)	(196)
Net cash provided by operating activities	1,272	1,027	3,565	2,801
Investing activities
Additions to properties	(748)	(733)	(2,083)	(1,767)
Additions to Meridian Speedway properties	(9)	(19)	(29)	(27)
Proceeds from sale of properties and other assets	9	12	19	28
Cash acquired on control of Kansas City Southern (Note 8)	—	—	—	298
Investment in government securities	—	—	—	(267)
Other investing activities, net	(12)	(2)	9	(26)
Net cash used in investing activities	(760)	(742)	(2,084)	(1,761)
Financing activities
Dividends paid	(177)	(177)	(532)	(530)
Issuance of Common Shares	13	13	55	50
Repayment of long-term debt, excluding commercial paper (Note 10)	(89)	(12)	(309)	(1,108)
Net (repayment) issuance of commercial paper (Note 10)	(343)	(147)	(705)	403
Acquisition-related financing fees	—	(2)	—	(17)
Other financing activities, net	—	1	—	—
Net cash used in financing activities	(596)	(324)	(1,491)	(1,202)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	(10)	8	9	5
Cash position
Net decrease in cash and cash equivalents	(94)	(31)	(1)	(157)
Cash and cash equivalents at beginning of period	557	325	464	451
Cash and cash equivalents at end of period	$463	$294	$463	$294

Supplemental cash flow information
Income taxes paid	$173	$205	$724	$648
Interest paid	$157	$152	$563	$570
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended September 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at July 1, 2024	933.1	$25,655	$93	$379	$17,745	$43,872	$951	$44,823
Net income	—	—	—	—	837	837	—	837
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive loss (Note 6)	—	—	—	(407)	—	(407)	(15)	(422)
Dividends declared ($0.19 per share)	—	—	—	—	(177)	(177)		(177)
Effect of stock-based compensation expense	—	—	4	—	—	4	—	4
Shares issued under stock option plan	0.2	17	(3)	—	—	14	—	14
Balance as at September 30, 2024	933.3	$25,672	$94	$(28)	$18,405	$44,143	$937	$45,080
Balance as at July 1, 2023	931.4	$25,563	$88	$(544)	$14,972	$40,079	$925	$41,004
Net income	—	—	—	—	780	780	—	780
Other comprehensive income (Note 6)	—	—	—	610	—	610	20	630
Dividends declared ($0.19 per share)	—	—	—	—	(177)	(177)	—	(177)
Effect of stock-based compensation expense	—	—	5	—	—	5	—	5
Shares issued under stock option plan	0.3	16	(3)	—	—	13	—	13
Balance as at September 30, 2023	931.7	$25,579	$90	$66	$15,575	$41,310	$945	$42,255

	For the nine months ended September 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance at January 1, 2024	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Net income (loss)	—	—	—	—	2,517	2,517	(3)	2,514
Contribution from non-controlling interest	—	—	—	—	—	—	2	2
Other comprehensive income (Note 6)	—	—	—	590	—	590	19	609
Dividends declared ($0.57 per share)	—	—	—		(532)	(532)	—	(532)
Effect of stock-based compensation expense	—	—	20	—	—	20	—	20
Shares issued under stock option plan	1.2	70	(14)	—	—	56	—	56
Balance as at September 30, 2024	933.3	$25,672	$94	$(28)	$18,405	$44,143	$937	$45,080
Balance as at January 1, 2023	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886
Net income	—	—	—	—	2,904	2,904	1	2,905
Other comprehensive (loss) income (Note 6)	—	—	—	(25)	—	(25)	12	(13)
Dividends declared ($0.57 per share)	—	—	—	—	(530)	(530)	—	(530)
Effect of stock-based compensation expense	—	—	24	—	—	24	—	24
Shares issued under stock option plan	1.2	63	(12)	—	—	51	—	51
Non-controlling interest in connection with business acquisition	—	—	—	—	—	—	932	932
Balance as at September 30, 2023	931.7	$25,579	$90	$66	$15,575	$41,310	$945	$42,255
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2024
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise, and intermodal freight. CPKC's Common Shares trade on the Toronto Stock Exchange and New York Stock Exchange under the symbol "CP".

On April 14, 2023, Canadian Pacific Railway Limited ("CPRL") assumed control of Kansas City Southern ("KCS") and changed its name to Canadian Pacific Kansas City Limited. These unaudited interim consolidated financial statements as at and for the three and nine months ended September 30, 2024 ("Interim Consolidated Financial Statements") include KCS as a consolidated subsidiary from April 14, 2023. For the period beginning on January 1, 2023 and ending on April 13, 2023, the Company's 100% interest in KCS was accounted for and reported as an equity-method investment (see Notes 8 and 9).

These Interim Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"). They do not include all of the information required for a complete set of annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Company's audited consolidated financial statements as at and for the year ended December 31, 2023 ("last annual financial statements"). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company's financial position and results of operations since the last annual financial statements. These Interim Consolidated Financial Statements have been prepared using the same significant accounting policies used in the last annual financial statements, except for the adoption of new standards, where applicable (see Note 2). Amounts are stated in Canadian dollars unless otherwise noted.

The Company's operations and income for interim periods can be affected by seasonal fluctuations such as changes in customer demand and weather conditions, and may not be indicative of annual results.

2    Accounting changes

Recently adopted accounting standards

The accounting standards that have become effective during the three and nine months ended September 30, 2024 did not have a material impact on the Interim Consolidated Financial Statements.

Accounting standards not yet adopted

Recently issued accounting pronouncements are not expected to have a material impact on the Company's financial position or results of operations when they are adopted.

3    Revenues

The following table presents disaggregated information about the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2024	2023	2024	2023
Grain	$668	$600	$2,063	$1,652
Coal	248	229	693	603
Potash	144	133	461	409
Fertilizers and sulphur	91	91	298	276
Forest products	198	199	603	489
Energy, chemicals and plastics	712	643	2,109	1,584
Metals, minerals and consumer products	443	455	1,347	1,128
Automotive	333	266	956	648
Intermodal	624	650	1,892	1,795
Total freight revenues	3,461	3,266	10,422	8,584
Non-freight excluding leasing revenues	42	39	148	105
Revenues from contracts with customers	3,503	3,305	10,570	8,689
Leasing revenues	46	34	102	90
Total revenues	$3,549	$3,339	$10,672	$8,779

4    Income taxes

During the nine months ended September 30, 2024, legislation was enacted to decrease the Arkansas state corporate income tax rate. As a result of this change, the Company recorded a deferred income tax recovery of $3 million related to the revaluation of deferred income tax balances.

During the three and nine months ended September 30, 2023, legislation was enacted to decrease the Iowa and Arkansas state corporate income tax rates. As a result of these changes, the Company recorded a deferred income tax recovery of $14 million related to the revaluation of deferred income tax balances.

The effective tax rates including discrete items for the three and nine months ended September 30, 2024 were 23.88% and 24.44%, respectively, compared to 24.88% and 166.83%, respectively, for the same periods of 2023.

For the three months ended September 30, 2024, the effective tax rate was 24.24%, excluding the discrete items of amortization of business acquisition fair value adjustments of $90 million, acquisition-related costs incurred by CPKC of $36 million, and adjustments to provisions and settlements of Mexican taxes of $7 million recovery recognized in "Compensation and benefits".

For the three months ended September 30, 2023, the effective tax rate was 24.96%, excluding the discrete items of amortization of business acquisition fair value adjustments of $87 million, acquisition-related costs incurred by CPKC of $24 million, a tax settlement with the Servicio de Administración Tributaria ("SAT”) (Mexican tax authority) in relation to taxation years for which audits have closed and an estimated reserve for potential future audit settlements totaling $15 million, and a deferred income tax recovery of $14 million on state corporate income tax rate changes as mentioned above.

For the nine months ended September 30, 2024, the effective tax rate was 24.75%, excluding the discrete items of amortization of business acquisition fair value adjustments of $264 million, acquisition-related costs incurred by CPKC of $90 million, adjustments to provisions and settlements of Mexican taxes of $3 million expense recognized in "Compensation and benefits", and a deferred income tax recovery of $3 million on the Arkansas state corporate income tax rate change.

For the nine months ended September 30, 2023, the effective tax rate was 24.91%, excluding the discrete items of the reversal of the deferred income tax liability on the outside basis difference of the investment in KCS of $7,832 million upon acquiring control of KCS, remeasurement loss of KCS of $7,175 million, the equity earnings of KCS of $230 million, amortization of business acquisition fair value adjustments of $162 million, acquisition-related costs incurred by CPKC of $158 million, revaluation of deferred income tax balances on unitary state apportionment changes of $51 million, an outside basis deferred income tax recovery of $23 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting and the underlying tax basis of this investment, a tax settlement with the SAT in relation to taxation years for which audits have closed and an estimated settlement for potential future audit settlements totaling $15 million, and a deferred income tax recovery of $14 million on state corporate income tax rate changes as mentioned above.

See Note 8 for information regarding the KCS acquisition and Note 9 for information regarding the investment in KCS.

Mexican Tax Audits

There are certain Mexican subsidiaries with ongoing audits for the years 2016-2019 and 2021. As at September 30, 2024, the Company believes that it has recorded sufficient income tax reserves with respect to these income tax examinations.

Kansas City Southern de México, S.A. de C.V. (also known as Canadian Pacific Kansas City Mexico) ("CPKCM") closed audit examinations with the SAT for the tax years 2016-2020 in September 2023. The audit examinations were for corporate income tax and value added tax (“VAT”). The settlement of these audits resulted in a payment of $75 million.

2014 Tax Assessment

CPKCM's 2014 Tax Assessment is currently in litigation before the Federal Collegiate Circuit Courts. For further detail, please see Note 14.

5    Earnings per share

	For the three months ended September 30		For the nine months ended September 30
(in millions, except per share data)	2024	2023	2024	2023
Net income attributable to controlling shareholders	$837	$780	$2,517	$2,904
Weighted-average basic shares outstanding	933.2	931.5	932.8	931.1
Dilutive effect of stock options	2.1	2.4	2.0	2.6
Weighted-average diluted shares outstanding	935.3	933.9	934.8	933.7
Earnings per share - basic	$0.90	$0.84	$2.70	$3.12
Earnings per share - diluted	$0.90	$0.84	$2.69	$3.11

For the three and nine months ended September 30, 2024, there were 0.5 million and 0.5 million stock options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2023 - 0.3 million and 0.3 million, respectively).

6    Changes in Accumulated other comprehensive loss ("AOCL") by component

Changes in AOCL attributable to controlling shareholders, net of tax, by component are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, July 1, 2024	$1,816	$8	$(1,446)	$1	$379
Other comprehensive loss before reclassifications	(412)	—	—	(5)	(417)
Amounts reclassified from AOCL	—	1	9	—	10
Net other comprehensive (loss) income	(412)	1	9	(5)	(407)
Closing balance, September 30, 2024	$1,404	$9	$(1,437)	$(4)	$(28)
Opening balance, July 1, 2023	$857	$2	$(1,406)	$3	$(544)
Other comprehensive income before reclassifications	603	—	—	—	603
Amounts reclassified from AOCI	—	1	6	—	7
Net other comprehensive income	603	1	6	—	610
Closing balance, September 30, 2023	$1,460	$3	$(1,400)	$3	$66

	For the nine months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, January 1, 2024	$837	$5	$(1,463)	$3	$(618)
Other comprehensive income (loss) before reclassifications	567	—	—	(7)	560
Amounts reclassified from AOCL	—	4	26	—	30
Net other comprehensive income (loss)	567	4	26	(7)	590
Closing balance, September 30, 2024	$1,404	$9	$(1,437)	$(4)	$(28)
Opening balance, January 1, 2023	$1,505	$—	$(1,410)	$(4)	$91
Other comprehensive (loss) income before reclassifications	(45)	—	(9)	6	(48)
Amounts reclassified from AOCI	—	3	19	1	23
Net other comprehensive (loss) income	(45)	3	10	7	(25)
Closing balance, September 30, 2023	$1,460	$3	$(1,400)	$3	$66

7    Accounts receivable, net

(in millions of Canadian dollars)	As at September 30, 2024	As at December 31, 2023
Total accounts receivable	$2,035	$1,976
Allowance for credit losses	(94)	(89)
Total accounts receivable, net	$1,941	$1,887

8    Business acquisition

Kansas City Southern

On December 14, 2021, the Company purchased 100% of the issued and outstanding shares of KCS with the objective of creating the only single-line railroad linking the U.S., Mexico and Canada, and the Company placed the shares of KCS in a voting trust. On March 15, 2023, the U.S. Surface Transportation Board (the “STB”) approved the Company and KCS’s joint merger application, and the Company assumed control of KCS on April 14, 2023 (the "Control Date"). From December 14, 2021 to April 13, 2023, the Company recorded its investment in KCS using the equity method of accounting.

Accordingly, the Company commenced consolidation of KCS on the Control Date, accounting for the acquisition as a business combination achieved in stages. The results from operations and cash flows have been consolidated prospectively from the Control Date. The Company derecognized its previously held equity method investment in KCS of $44,402 million as of April 13, 2023 and remeasured the investment at its Control Date fair value of $37,227 million, which formed part of the purchase consideration, resulting in a remeasurement loss of $7,175 million recorded in the second quarter of 2023. In addition, and on the same date, a deferred income tax recovery of $7,832 million was recognized upon the derecognition of the deferred income tax liability computed on the outside basis that the Company had recognized in relation to its investment in KCS while accounted for using the equity method. The fair value of the previously held equity interest in KCS was determined by a discounted cash flow approach, which incorporated the Company’s best estimates of long-term growth rates, tax rates, discount rates, and terminal multiples.

The identifiable assets acquired, and liabilities and non-controlling interest assumed were measured at their provisional fair values at the Control Date, with certain exceptions, including income taxes, certain contingent liabilities, and contract liabilities. The provisional fair values of the tangible assets were determined using valuation techniques including, but not limited to, the market approach and the cost approach. The significant assumptions used to determine the provisional fair value of the tangible assets included, but were not limited to, a selection of comparable assets and an appropriate inflation rate. Presented with the acquired Properties are concession and related assets held under the terms of a concession from the Mexican government (the "Concession"). The Concession expires in June 2047 and is renewable under certain conditions for additional periods, each of up to 50 years.

The provisional fair values of the intangible assets were determined using valuation techniques including, but not limited to, the multi-period excess earnings method, the replacement cost method, the relief from royalty method and the income approach. The significant assumptions used to determine the provisional fair values of the intangible assets included, but were not limited to, the renewal probability and term of the Mexican concession extension, discount rates, earnings before interest, tax, depreciation, and amortization ("EBITDA") margins and terminal growth rates.

The fair value of non-controlling interest was determined using a combination of the income and market approaches to determine the fair value of Meridian Speedway LLC in which Norfolk Southern Corporation ("NSC") owns a non-controlling interest, and this fair value was allocated proportionately between KCS and NSC.

The accounting for the acquisition of KCS was completed on April 13, 2024, with the end of the measurement period and the final validation of the fair values assigned to acquired assets and assumed liabilities. This validation was completed using additional information about facts and circumstances as of the Control Date, that was obtained during the measurement period.

The following table summarizes the final purchase price allocation with the amounts recognized in respect of the identifiable assets acquired and liabilities and non-controlling interest assumed on the Control Date, as well as the fair value of the previously held equity interest in KCS and the measurement period adjustments recorded:

(in millions of Canadian dollars)	Preliminary allocation - April 14, 2023	Measurement period adjustments	Final allocation
Net assets acquired:
Cash and cash equivalents	$298	$—	$298
Net working capital	51	(161)	(110)
Properties	28,748	1	28,749
Intangible assets	3,022	—	3,022
Other long-term assets	496	(6)	490
Debt including debt maturing within one year	(4,545)	—	(4,545)
Deferred income taxes	(6,984)	62	(6,922)
Other long-term liabilities	(406)	(37)	(443)
Total identifiable net assets	$20,680	$(141)	$20,539
Goodwill	17,491	141	17,632
	$38,171	$—	$38,171
Consideration:
Fair value of previously held equity method investment	$37,227	$—	$37,227
Intercompany payable balance, net acquired	12	—	12
Fair value of non-controlling interest	932	—	932
Total	$38,171	$—	$38,171

During the measurement period, adjustments were recorded as a result of new information that was obtained about facts and circumstances of certain KCS assets and liabilities as of the Control Date. New information obtained during 2023 was primarily in relation to CPKCM's value added tax assets and liabilities, as well as income and other tax positions. New information obtained during the first quarter of 2024 was primarily in relation to KCS's environmental liabilities, certain liabilities for other taxes in Mexico and legal and personal injury claims. Other adjustments recorded in relation to assets and liabilities were not significant in value. These adjustments to the Company's December 31, 2023 Consolidated Balance Sheet and March 31, 2024 Interim

Consolidated Balance Sheet had a negligible impact to the Company's net income in 2023 and in the nine months ended September 30, 2024.

The net working capital acquired included trade receivables of $697 million and accounts payable and accrued liabilities of $1,014 million.

Intangible assets of $3,022 million consisted of contracts and customer relationships with amortization periods of nine to 22 years as well as U.S. trackage rights and the KCS brand with indefinite estimated useful lives. Included in the acquired Properties are concession rights and related assets held under the terms of a concession from the Mexican government, which have fair values totalling $9,176 million. The Concession rights and related assets are amortized over the shorter of the underlying asset lives and the estimated concession term, including one renewal period of 74 years.

Net working capital and Other long-term liabilities included environmental liabilities of $15 million and $160 million, respectively, and legal and personal injury claims of $44 million and $40 million, respectively, which are contingent on the outcome of uncertain future events. The values are measured at estimated cost and evaluated for changes in facts at the end of the reporting period.

The excess of the total consideration, over the amounts allocated to acquired assets and assumed liabilities and non-controlling interest recognized, has been recognized as goodwill of $17,632 million. Goodwill represents future synergies and an acquired assembled workforce. All of the goodwill has been assigned to the Company's single, rail transportation operating segment. None of the goodwill is expected to be deductible for income tax purposes.

In relation to certain Mexican tax liabilities identified and recorded through Goodwill during the measurement period, in the first quarter of 2024 the Company also recorded further accruals for liabilities incurred since the Control Date of $10 million, recognized as an expense within "Compensation and benefits". In the third quarter of 2024, there were adjustments to provisions and settlements of Mexican taxes of $7 million recognized as a recovery within "Compensation and benefits".

On a pro forma basis, if the Company had consolidated KCS beginning on January 1, 2022, the revenue and net income attributable to controlling shareholders of the combined entity would be as follows for the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
(in millions of Canadian dollars)	KCS Historical(1)	Pro Forma CPKC	KCS Historical(1)	Pro Forma CPKC
Revenue	$—	$3,339	$1,351	$10,133
Net income attributable to controlling shareholders	—	780	280	2,151
(1) KCS's historical amounts were translated into Canadian dollars at the Bank of Canada daily exchange rate for the period from January 1 to April 13, 2023 with an effective exchange rate of $1.35.

For the nine months ended September 30, 2023, the supplemental pro forma Net income attributable to controlling shareholders for the combined entity were adjusted for:
•the removal of the remeasurement loss of $7,175 million upon the derecognition of CPRL's previously held equity method investment in KCS, which included the reclassification of associated accumulated other comprehensive income to retained earnings;
•depreciation and amortization of differences between the historic carrying value and the preliminary fair value of tangible and intangible assets and investments prior to the Control Date;
•amortization of differences between the carrying amount and the fair value of debt through net interest expense prior to the Control Date;
•the elimination of intercompany transactions prior to the Control Date between the Company and KCS;
•miscellaneous amounts have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•the removal of equity earnings from KCS, previously recognized as an equity method investment prior to the Control Date, of $230 million for the nine months ended September 30, 2023 (see Note 9); and
•income tax adjustments including:
◦the derecognition of a deferred income tax recovery of $7,832 million for the nine months ended September 30, 2023 related to the elimination of the deferred income tax liability on the outside basis difference of the investment in KCS;
◦the derecognition of a deferred income tax recovery for the nine months ended September 30, 2023 on CPKC unitary state apportionment changes; and
◦a deferred income tax recovery prior to the Control Date on amortization of fair value adjustments to investments, properties, intangible assets, and debt.

During the three and nine months ended September 30, 2024, the Company incurred $36 million and $90 million, in acquisition-related costs, respectively, of which:
•$11 million and $17 million were recognized in "Compensation and benefits", respectively, primarily related to retention and synergy related incentive compensation costs;
•$1 million and $5 million were recognized in "Materials", respectively; and
•$24 million and $68 million were recognized in "Purchased services and other", respectively, primarily related to system migration, relocation expenses, legal and consulting fees.

During the three and nine months ended September 30, 2023, the Company incurred $24 million and $158 million, in acquisition-related costs, respectively, of which:
•$1 million and $64 million were recognized in "Compensation and benefits", respectively, primarily related to severance costs, retention and synergy related incentive compensation costs;
•$1 million and $1 million were recognized in "Materials", respectively;
•$22 million and $87 million were recognized in "Purchased services and other", respectively, including third party purchased services, and payments made to certain communities across the combined network to address the environmental and social impacts of increased traffic as required by voluntary agreements with communities and conditions imposed by the STB pursuant to the STB's final decision approving the Company and KCS's joint merger application, including, but not limited to, payments related to new crossings, closure of existing crossings and other infrastructure projects; and
•$nil and $6 million were recognized in "Other expense (income)", respectively.

Acquisition-related costs of $nil and $11 million incurred by KCS during the three and nine months ended September 30, 2023, respectively, were included within "Equity earnings of Kansas City Southern".

During the three and nine months ended September 30, 2024, the Company recognized $89 million ($65 million after deferred income tax recovery of $24 million) and $259 million ($188 million after deferred income tax recovery of $71 million), respectively, of KCS purchase accounting representing incremental depreciation and amortization in relation to fair value adjustments to depreciable property, plant and equipment, intangible assets with definite lives, KCS’s investments, the non-controlling interest, and long-term debt, and these fair value adjustments are amortized over the related assets' remaining useful lives and the remaining terms to maturity of the debt instruments in "Net income", as follows:
•$85 million and $246 million recognized in "Depreciation and amortization", respectively;
•$nil and $2 million recognized in "Purchased services and other", respectively;
•$1 million and $2 million recognized in "Other expense (income)", respectively;
•$4 million and $14 million recognized in "Net interest expense", respectively; and
•a recovery of $1 million and $5 million recognized in "Net (loss) income attributable to non-controlling interest", respectively.

During the three and nine months ended September 30, 2023, the Company recognized $87 million ($63 million after deferred income tax recovery of $24 million) and $210 million ($166 million after deferred income tax recovery of $44 million), respectively, of KCS purchase accounting, as follows:
•$81 million and $149 million recognized in "Depreciation and amortization", respectively;
•$nil and $48 million recognized in "Equity earnings of Kansas City Southern", respectively;
•$1 million and $2 million recognized in "Other expense (income)", respectively; and
•$5 million and $11 million recognized in "Net interest expense", respectively.

9    Investment in KCS

On April 14, 2023, the Company assumed control of KCS and derecognized its equity method investment in KCS (see Note 8).

For the period January 1 to April 13, 2023, the Company recognized $230 million of equity earnings of KCS, and received dividends from KCS for the same period of $300 million. Included within the equity earnings of KCS recognized for the period was amortization (net of tax) of basis differences of $48 million, that related to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and were amortized over the related assets' remaining useful lives and the remaining terms to maturity of the debt instruments.

The following table presents summarized financial information for KCS, on its historical cost basis:

Consolidated Statement of Income

(in millions of Canadian dollars)(1)	For the period January 1 to April 13, 2023
Total revenues	$1,351
Total operating expenses	888
Operating income	463
Less: Other(2)	83
Income before income taxes	380
Net income	$280
(1) Amounts translated at the average foreign exchange ("FX") rate for the period January 1 to April 13, 2023 of $1.00 USD = $1.35 CAD.
(2) Includes Equity in net earnings of KCS's affiliates, Interest expense, FX loss, and Other income, net.

10    Debt

During the nine months ended September 30, 2024, the Company repaid U.S. $48 million ($66 million) 5.41% Senior Secured Notes at maturity.

Debt repurchase

During the three and nine months ended September 30, 2024, the Company repurchased, on the open market, certain Senior Notes with principal values of U.S. $66 million ($90 million) and U.S. $176 million ($241 million), respectively. These repurchases were accounted for as debt extinguishments, with gains of $6 million and $22 million, respectively, recorded in “Other expense (income)” on the Company's Interim Consolidated Statements of Income.

Credit facility

Effective June 25, 2024, the Company entered into a third amended and restated revolving credit facility (the "facility") agreement to extend the maturity dates of its five-year U.S. $1.1 billion facility and two-year U.S. $1.1 billion facility to June 25, 2029 and June 25, 2026, respectively.

Commercial paper program

The Company has a commercial paper program, under which it may issue up to a maximum aggregate principal amount of U.S. $1.5 billion in the form of unsecured promissory notes. This commercial paper program is backed by a U.S. $2.2 billion revolving credit facility. As at September 30, 2024, the Company had total commercial paper borrowings outstanding of U.S. $280 million ($378 million) included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheet (December 31, 2023 - U.S. $800 million). The weighted-average interest rate on these borrowings as at September 30, 2024 was 5.15% (December 31, 2023 - 5.59%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows, on a net basis.

11    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings, including commercial paper and term loans. The carrying value of short-term financial instruments approximate their fair value.

The carrying value of the Company’s debt does not approximate its fair value. The estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at the balance sheet date. All measurements are classified as Level 2. The Company’s long-term debt, including current maturities, with a carrying value of $21,536 million as at September 30, 2024 (December 31, 2023 - $21,437 million), had a fair value of $20,647 million (December 31, 2023 - $20,550 million).

B. Financial risk management

FX management

Net investment hedge
The majority of the Company’s U.S. dollar-denominated long-term debt, finance lease obligations, and operating lease liabilities have been designated as a hedge of the Company's net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the Company's net investment hedge included in "Other comprehensive (loss) income" for the three and nine months ended September 30, 2024 was an unrealized FX gain of $56 million and an unrealized FX loss of $88 million, respectively (three and nine months ended September 30, 2023 - unrealized FX loss of $163 million and $1 million, respectively).

Mexican Peso- U.S. dollar FX Forward contracts
The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary assets or liabilities which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso ("Ps.") against the U.S dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense and the amount of income taxes paid in Mexican pesos. The Company also has net monetary assets or liabilities denominated in Mexican pesos that are subject to periodic re-measurement and settlement that create fluctuations within "Other expense (income)". The Company has hedged its net exposure to Mexican peso/U.S dollar fluctuations in earnings with foreign currency forward contracts. The foreign currency forward contracts involve the Company’s agreement to buy or sell pesos at an agreed-upon exchange rate on a future date.

The Company measures the foreign currency derivative contracts at fair value each period and recognizes any change in "Other expense (income)". The cash flows associated with these instruments are classified as "Operating activities" within the Interim Consolidated Statements of Cash Flows.

During the nine months ended September 30, 2024, the Company recorded a loss of $4 million related to foreign exchange currency forwards prior to settlement. As at December 31, 2023, the fair value of outstanding foreign exchange contracts included in "Accounts payable and accrued liabilities" was $60 million. As of January 12, 2024, the Company settled all outstanding foreign currency forward contracts, resulting in a cash outflow of $65 million.

Offsetting
The Company’s foreign currency forward contracts were executed with counterparties in the U.S. and were governed by International Swaps and Derivatives Association agreements that included standard netting arrangements. Asset and liability positions from contracts with the same counterparty were net settled upon maturity/expiration and presented on a net basis in the Interim Consolidated Balance Sheets prior to settlement.

12    Pension and other benefits

During the three and nine months ended September 30, 2024, the Company made contributions to its defined benefit pension plans of $5 million and $10 million, respectively (three and nine months ended September 30, 2023 - $4 million and $13 million, respectively).

Net periodic benefit (recovery) cost for defined benefit pension plans and other benefits included the following components:

	For the three months ended September 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2024	2023	2024	2023	2024	2023
Current service cost	$21	$18	$3	$2	$24	$20
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	116	122	6	5	122	127
Expected return on plan assets	(223)	(220)	—	—	(223)	(220)
Recognized net actuarial loss	10	8	—	—	10	8
Amortization of prior service costs	2	—	—	—	2	—
Total other components of net periodic benefit (recovery) cost	(95)	(90)	6	5	(89)	(85)
Net periodic benefit (recovery) cost	$(74)	$(72)	$9	$7	$(65)	$(65)

	For the nine months ended September 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2024	2023	2024	2023	2024	2023
Current service cost	$63	$53	$9	$7	$72	$60
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	350	365	18	16	368	381
Expected return on plan assets	(668)	(661)	—	—	(668)	(661)
Recognized net actuarial loss	30	24	—	—	30	24
Amortization of prior service costs	5	1	—	1	5	2
Total other components of net periodic benefit (recovery) cost	(283)	(271)	18	17	(265)	(254)
Net periodic benefit (recovery) cost	$(220)	$(218)	$27	$24	$(193)	$(194)

13    Stock-based compensation

As at September 30, 2024, the Company had several stock-based compensation plans including a stock options plan, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2024 of $52 million and $120 million, respectively (three and nine months ended September 30, 2023 - expense of $13 million and $84 million, respectively).

Stock options plan

In the nine months ended September 30, 2024, under the Company’s stock options plan, the Company issued 817,609 options at the weighted-average price of $113.77 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire seven years from the grant date.

Under the fair value method, the fair value of the stock options at grant date was approximately $27 million. The weighted-average fair value assumptions were approximately:

For the nine months ended September 30, 2024
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	3.88%
Expected share price volatility(3)	28.38%
Expected annual dividends per share(4)	$0.76
Expected forfeiture rate(5)	3.12%
Weighted-average grant date fair value per option granted during the period	$33.27
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.
(3)Based on the historical volatility of the Company’s stock price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the nine months ended September 30, 2024, the Company issued 568,159 Performance Share Units ("PSUs") with a grant date fair value of $65 million and 25,589 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the fair value of expected future matching units, of $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest three to four years after the grant date, contingent on the Company’s performance ("performance factor"). Vested PSUs are settled in cash. Vested PDSUs are converted into DSUs pursuant to the DSU plan, are eligible for a 25% company match if the employee has not exceeded their share ownership requirements, and are settled in cash only when the holder ceases their employment with the Company.

The performance period for 568,159 PSUs and all PDSUs granted in the nine months ended September 30, 2024 is January 1, 2024 to December 31, 2026 and the performance factors are Free Cash Flow ("FCF"), annualized earnings before interest, tax, depreciation, and amortization ("EBITDA"), and Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, TSR compared to the S&P 500 Industrials Index, and TSR compared to Class 1 Railroads.

The performance period for all of the 431,430 PSUs and 12,694 PDSUs granted in 2021 was January 1, 2021 to December 31, 2023, and the performance factors were Return on Invested Capital ("ROIC"), TSR compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The resulting payout was 135% of the outstanding units multiplied by the Company's average common share price calculated based on the last 30 trading days preceding December 31, 2023. In the first quarter of 2024, payouts were $54 million on 399,372 PSUs, including dividends reinvested. The 11,372 PDSUs that vested on December 31, 2023, with a fair value of $2 million, including dividends reinvested and matching units, will be paid out in future reporting periods pursuant to the DSU plan (as described above).

14    Contingencies

Litigation

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2024 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. The appeal was heard October 7 to 10, 2024 and the Québec Court of Appeal reserved its decision. A damages trial will follow after the disposition of all appeals, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to an expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgment motion was argued and taken under advisement on June 9, 2022, and decision is pending. On May 23, 2023, the case management judge stayed the proceedings pending the outcome of the appeal in the Canadian consolidated claims.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the U.S. First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the U.S. First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgment and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgment motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgment reduction provisions do not require trial, and were fully briefed in 2024. On January 5, 2024, the Court issued its decision finding that the Company is liable for approximately U.S. $3.9 million plus pre-judgment interest, but declined to determine whether judgment reduction provisions were applicable, referring the parties to a court in Maine on that issue. On January 18, 2024, the Company filed a motion for reconsideration for the Court to apply the judgment reduction provisions. On January 19, 2024, the trustee for the wrongful death trust filed a Notice of Appeal for the January 5, 2024 decision, as well as prior decisions. On February 23, 2024, the Court denied the Company’s motion for reconsideration, again referring the parties to a court in Maine to apply the judgment reduction provision. On March 6, 2024, the Company filed its notice of appeal of this latest ruling, as well as prior decisions.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, the Company denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. In a further decision on August 30, 2023, the Court determined that adjustment and set the total damages at $165 million plus interest and costs. On October 20, 2023, the Court determined the costs payable to Remington, however, the Court has not provided any indication of how the damages, which are currently estimated to total approximately $225 million, should be apportioned between the Company and Alberta. On November 17, 2022, the Company filed an appeal of the Court’s decision. On April 11, 2024, the Court of Appeal of Alberta stayed the judgment pending the outcome of the appeal. On September 10, 2024, the Court of Appeal of Alberta heard the Company's appeal and reserved its decision. At this time, the Company cannot reasonably estimate the amount of damages for which it is liable under the ruling of the Court.

2014 Tax Assessment

On April 13, 2022, the SAT delivered an audit assessment of CPKCM’s 2014 tax returns (the "2014 Assessment"). As at September 30, 2024, the 2014 Assessment was Ps.6,247 million ($430 million), which included inflation, interest, and penalties. On July 7, 2022, CPKCM filed an administrative appeal (the “Administrative Appeal”) before the SAT, seeking to revoke the 2014 Assessment and claiming that the notification of the 2014 Assessment was not legal for being made through the tax mailbox in violation of a tax mailbox injunction previously granted on March 19, 2015, to CPKCM. On September 26, 2022, the SAT issued a resolution dismissing the Administrative Appeal filed by CPKCM arguing that it was not submitted timely (the “Administrative Appeal Resolution”).

On October 10, 2022, CPKCM submitted a petition of annulment lawsuit before the Federal Administrative Court, challenging the 2014 Assessment, its notification, and the dismissal of the Administrative Appeal Resolution. On January 5, 2023, the Administrative Court granted a definitive injunction against the enforcement and collection of the 2014 Tax Assessment.

On April 24, 2024, the Administrative Court resolved the annulment lawsuit confirming the Administrative Appeal Resolution and the 2014 Assessment (the "Administrative Court Resolution"). On June 21, 2024, CPKCM challenged the Administrative Court Resolution by submitting an Amparo petition (Demanda de Amparo) before the Collegiate Circuit Court (Tribunal Colegiado de Circuito). CPKCM expects to prevail based on the technical merits of its case.

On August 15, 2024, the Administrative Court informed CPKCM that the SAT submitted two motions (recurso de reclamación and recurso de queja) claiming that the Administrative Court did not cite the applicable legal provisions when granting the injunction against any tax collection action of the 2014 Tax Assessment. Because all the applicable requirements to grant the injunction have been satisfied by CPKCM and the surety bond has been approved and accepted by the SAT, it is not expected that the outcome of these motions will result in the enforcement and collection of the 2014 Assessment until the Amparo petition is resolved by the Collegiate Circuit Court.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and nine months ended September 30, 2024 was $2 million and $6 million, respectively (three and nine months ended September 30, 2023 - $2 million and $6 million, respectively). Provisions for environmental remediation costs are recorded in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recorded in “Accounts payable and accrued liabilities”. The total amount provided as at September 30, 2024 was $249 million (December 31, 2023 - $220 million). Payments are expected to be made over 10 years through 2033.

Summary of Rail Data(1)

U.S. GAAP Financial Information As Reported	Third Quarter				Year-to-date
(in millions, except per share data)	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Revenues
Freight	$3,461	$3,266	$195	6	$10,422	$8,584	$1,838	21
Non-freight	88	73	15	21	250	195	55	28
Total revenues	3,549	3,339	210	6	10,672	8,779	1,893	22

Operating expenses
Compensation and benefits	644	598	46	8	1,946	1,695	251	15
Fuel	419	430	(11)	(3)	1,343	1,153	190	16
Materials	99	90	9	10	290	260	30	12
Equipment rents	89	91	(2)	(2)	253	201	52	26
Depreciation and amortization	472	451	21	5	1,412	1,086	326	30
Purchased services and other	623	506	117	23	1,809	1,438	371	26
Total operating expenses	2,346	2,166	180	8	7,053	5,833	1,220	21

Operating income	1,203	1,173	30	3	3,619	2,946	673	23

Less:
Equity earnings of Kansas City Southern	—	—	—	—	—	(230)	230	(100)
Other expense (income)	1	13	(12)	(92)	(41)	36	(77)	(214)
Other components of net periodic benefit recovery	(89)	(85)	(4)	5	(265)	(254)	(11)	4
Net interest expense	192	207	(15)	(7)	598	565	33	6
Remeasurement loss of Kansas City Southern	—	—	—	—	—	7,175	(7,175)	(100)

Income (loss) before income tax expense (recovery)	1,099	1,038	61	6	3,327	(4,346)	7,673	(177)

Less:
Current income tax expense	257	255	2	1	773	674	99	15
Deferred income tax expense (recovery)	5	3	2	67	40	(7,925)	7,965	(101)
Income tax expense (recovery)	262	258	4	2	813	(7,251)	8,064	(111)

Net income	$837	$780	$57	7	$2,514	$2,905	$(391)	(13)

Less: Net (loss) income attributable to non-controlling interest	—	—	—	—	(3)	1	(4)	(400)

Net income attributable to controlling shareholders	$837	$780	$57	7	$2,517	$2,904	$(387)	(13)
Operating ratio (%)	66.1	64.9	1.2	120 bps	66.1	66.4	(0.3)	(30) bps

Basic earnings per share	$0.90	$0.84	$0.06	7	$2.70	$3.12	$(0.42)	(13)

Diluted earnings per share	$0.90	$0.84	$0.06	7	$2.69	$3.11	$(0.42)	(14)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	933.2	931.5	1.7	—	932.8	931.1	1.7	—
Weighted average number of diluted shares outstanding (millions)	935.3	933.9	1.4	—	934.8	933.7	1.1	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.74	0.75	(0.01)	(1)	0.74	0.74	—	—
Average foreign exchange rate (Canadian$/U.S.$)	1.36	1.34	0.02	1	1.36	1.35	0.01	1
Average foreign exchange rate (Mexican peso/Canadian$)	13.88	12.72	1.16	9	13.00	13.20	(0.20)	(2)
Average foreign exchange rate (Canadian$/Mexican peso)	0.0721	0.0786	(0.0065)	(8)	0.0769	0.0758	0.0011	1

(1) The results of Kansas City Southern ("KCS") are included on a consolidated basis from April 14, 2023, the date the Company acquired control. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting.

Summary of Rail Data (Continued)(1)

	Third Quarter				Year-to-date
Commodity Data	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Freight Revenues (millions)
- Grain	$668	$600	$68	11	$2,063	$1,652	$411	25
- Coal	248	229	19	8	693	603	90	15
- Potash	144	133	11	8	461	409	52	13
- Fertilizers and sulphur	91	91	—	—	298	276	22	8
- Forest products	198	199	(1)	(1)	603	489	114	23
- Energy, chemicals and plastics	712	643	69	11	2,109	1,584	525	33
- Metals, minerals and consumer products	443	455	(12)	(3)	1,347	1,128	219	19
- Automotive	333	266	67	25	956	648	308	48
- Intermodal	624	650	(26)	(4)	1,892	1,795	97	5

Total Freight Revenues	$3,461	$3,266	$195	6	$10,422	$8,584	$1,838	21

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.06	4.88	0.18	4	5.03	4.97	0.06	1
- Coal	4.17	3.77	0.40	11	4.08	3.84	0.24	6
- Potash	3.21	3.56	(0.35)	(10)	3.40	3.34	0.06	2
- Fertilizers and sulphur	7.80	7.91	(0.11)	(1)	7.76	7.67	0.09	1
- Forest products	8.90	8.82	0.08	1	8.98	8.48	0.50	6
- Energy, chemicals and plastics	7.46	7.14	0.32	4	7.29	6.82	0.47	7
- Metals, minerals and consumer products	9.11	8.62	0.49	6	9.26	8.45	0.81	10
- Automotive	23.94	25.85	(1.91)	(7)	25.88	25.85	0.03	—
- Intermodal	7.17	7.65	(0.48)	(6)	7.21	7.29	(0.08)	(1)

Total Freight Revenue per RTM	6.72	6.62	0.10	2	6.70	6.40	0.30	5

Freight Revenue per Carload
- Grain	$5,260	$4,710	$550	12	$5,314	$4,731	$583	12
- Coal	2,038	1,783	255	14	2,045	1,911	134	7
- Potash	3,547	3,811	(264)	(7)	3,630	3,665	(35)	(1)
- Fertilizers and sulphur	5,909	5,909	—	—	6,008	5,798	210	4
- Forest products	5,841	5,378	463	9	5,776	5,464	312	6
- Energy, chemicals and plastics	4,890	4,626	264	6	4,876	4,636	240	5
- Metals, minerals and consumer products	3,464	3,403	61	2	3,434	3,473	(39)	(1)
- Automotive	5,228	4,547	681	15	5,154	4,519	635	14
- Intermodal	1,499	1,429	70	5	1,536	1,554	(18)	(1)

Total Freight Revenue per Carload	$3,169	$2,892	$277	10	$3,207	$2,982	$225	8
(1)KCS's freight revenues are included on a consolidated basis from April 14, 2023, the date the Company acquired control of KCS. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Third Quarter				Year-to-date
Commodity Data	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Millions of RTM
- Grain	13,193	12,284	909	7	41,003	33,245	7,758	23
- Coal	5,951	6,081	(130)	(2)	16,997	15,700	1,297	8
- Potash	4,484	3,736	748	20	13,559	12,236	1,323	11
- Fertilizers and sulphur	1,167	1,151	16	1	3,838	3,598	240	7
- Forest products	2,224	2,256	(32)	(1)	6,712	5,768	944	16
- Energy, chemicals and plastics	9,548	9,006	542	6	28,911	23,218	5,693	25
- Metals, minerals and consumer products	4,865	5,279	(414)	(8)	14,540	13,342	1,198	9
- Automotive	1,391	1,029	362	35	3,694	2,507	1,187	47
- Intermodal	8,697	8,498	199	2	26,234	24,615	1,619	7

Total RTMs	51,520	49,320	2,200	4	155,488	134,229	21,259	16

Carloads (thousands)
- Grain	127.0	127.4	(0.4)	—	388.2	349.2	39.0	11
- Coal	121.7	128.4	(6.7)	(5)	338.8	315.6	23.2	7
- Potash	40.6	34.9	5.7	16	127.0	111.6	15.4	14
- Fertilizers and sulphur	15.4	15.4	—	—	49.6	47.6	2.0	4
- Forest products	33.9	37.0	(3.1)	(8)	104.4	89.5	14.9	17
- Energy, chemicals and plastics	145.6	139.0	6.6	5	432.5	341.7	90.8	27
- Metals, minerals and consumer products	127.9	133.7	(5.8)	(4)	392.2	324.8	67.4	21
- Automotive	63.7	58.5	5.2	9	185.5	143.4	42.1	29
- Intermodal	416.3	455.0	(38.7)	(9)	1,231.9	1,155.1	76.8	7

Total Carloads	1,092.1	1,129.3	(37.2)	(3)	3,250.1	2,878.5	371.6	13
(1)Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Third Quarter				Year-to-date
	2024	2023	Total Change	% Change	2024	2023	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	94,869	90,987	3,882	4	287,257	247,086	40,171	16
Train miles (thousands)	11,257	10,979	278	3	34,776	28,813	5,963	21
Average train weight - excluding local traffic (tons)	9,155	8,974	181	2	8,955	9,370	(415)	(4)
Average train length - excluding local traffic (feet)	7,821	7,737	84	1	7,629	7,954	(325)	(4)
Average terminal dwell (hours)	10.3	11.2	(0.9)	(8)	9.8	10.8	(1.0)	(9)
Average train speed (miles per hour, or "mph")(2)	18.8	17.7	1.1	6	19.1	19.3	(0.2)	(1)
Locomotive productivity (GTMs / operating horsepower)(3)	167	155	12	8	165	173	(8)	(5)
Fuel efficiency(4)	1.016	1.036	(0.020)	(2)	1.036	1.019	0.017	2
U.S. gallons of locomotive fuel consumed (millions)(5)	96.4	94.2	2.2	2	297.7	251.7	46.0	18
Average fuel price (U.S. dollars per U.S. gallon)	3.19	3.41	(0.22)	(6)	3.32	3.45	(0.13)	(4)

Total Employees and Workforce

Total employees (average)(6)	20,164	20,310	(146)	(1)	20,201	17,608	2,593	15
Total employees (end of period)(6)	20,224	20,243	(19)	—	20,224	20,243	(19)	—
Workforce (end of period)(7)	20,341	20,340	1	—	20,341	20,340	1	—

Safety Indicators(8)

FRA personal injuries per 200,000 employee-hours	0.85	1.02	(0.17)	(17)	0.94	1.18	(0.24)	(20)
FRA train accidents per million train-miles	1.27	1.38	(0.11)	(8)	0.98	1.05	(0.07)	(7)
(1)Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.
(2)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(3)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(4)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(5)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(6)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(7)Workforce is defined as employees plus contractors and consultants
(8)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours and FRA train accidents per million train-miles for the three and nine months ended September 30, 2023 have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures, including Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share, to provide an additional basis for evaluating underlying earnings trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

On April 14, 2023 (the "Control Date"), Canadian Pacific Railway Limited obtained control of KCS and CPKC began consolidating KCS, which had been accounted for under the equity method of accounting between December 14, 2021 and April 13, 2023. On the Control Date, CPKC’s previously-held interest in KCS was remeasured to its Control Date fair value. CPKC presents Core adjusted combined measures to provide a comparison to prior period financial information as adjusted to exclude certain significant items and KCS purchase accounting. The most directly comparable GAAP measures to certain Non-GAAP measures already include KCS's net income attributable to shareholders as a result of applying the equity method of accounting following the acquisition of shares of KCS on December 14, 2021. For example, CPKC's nine months ended September 30, 2023 diluted earnings per share, which included equity earnings of KCS for the period January 1 through April 13, 2023, is used to reconcile to Core adjusted combined diluted earnings per share. Conversely, the most directly comparable GAAP measure to certain other Non-GAAP measures does not include KCS's equity earnings. For example, the operating ratio, which is used to reconcile to Core adjusted combined operating ratio, did not include KCS's operating ratio for the period January 1 through April 13, 2023, as equity income was recognized within non-operating earnings. These measures are calculated by (1) adding KCS historical GAAP results and giving effect to transaction accounting adjustments in a consistent manner with Regulation S-X Article 11 ("Article 11"), where applicable, and (2) adjusting for KCS purchase accounting and significant items that management believes affect the comparability between periods.

Management believes these Non-GAAP measures provide meaningful supplemental information about our operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, adjustments to provisions and settlements of Mexican taxes, KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax), as recognized within "Equity earnings of Kansas City Southern" in the Company's Interim Consolidated Statements of Income, loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC's equity investment in KCS and its tax basis of this investment, a deferred income tax recovery related to the elimination of the deferred income tax liability on the outside basis difference of the investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, integration costs including third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on foreign exchange ("FX") forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company expects to incur acquisition-related costs beyond the year of acquisition. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of CPKC's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of CPKC's financial information.

In addition, Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, amortization of the change in fair value of debt of KCS assumed on the Control Date, and depreciation and amortization of fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Other expense (income)", "Net interest expense", and "Net (loss) income attributable to non-controlling interest", respectively, in the Company's Interim Consolidated Statements of Income. During the periods that KCS was equity accounted for, from December 14, 2021 to April 13, 2023, KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company, net of tax, as recognized within "Equity earnings of Kansas City Southern" in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Combined Diluted Earnings per Share

Core adjusted combined diluted earnings per share is calculated using Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items less KCS purchase accounting, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Between December 14, 2021 and April 13, 2023, KCS was accounted for in CPKC's diluted earnings per share reported on a GAAP basis using the equity method of accounting and on a consolidated basis beginning April 14, 2023. As the equity method of accounting and consolidation both provide the same diluted earnings per share for CPKC, no adjustment is required to pre-control diluted earnings per share to be comparable on a consolidated basis.

Significant items for the first nine months of 2024 and the twelve months of 2023 are as follows:

In the first nine months of 2024, there were three significant items included in Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•in the second quarter, a deferred income tax recovery of $3 million due to a decrease in the Arkansas state corporate income tax rate, that had minimal impact on Diluted EPS;
•during the first nine months, adjustments to provisions and settlements of Mexican taxes of $3 million expense ($4 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS as follows:
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense ($10 million after deferred income tax recovery) recognized in "Compensation and benefits", that unfavourably impacted Diluted EPS by 1 cent; and
•during the first nine months, acquisition-related costs of $90 million in connection with the KCS acquisition ($65 million after current income tax recovery of $25 million), including costs of $17 million recognized in "Compensation and benefits", $5 million recognized in "Materials", and $68 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 7 cents as follows:
–in the third quarter, acquisition-related costs of $36 million in connection with the KCS acquisition ($26 million after current income tax recovery of $10 million) including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $28 million in connection with the KCS acquisition ($19 million after current income tax recovery of $9 million) including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $26 million in connection with the KCS acquisition ($20 million after current income tax recovery of $6 million) including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

In 2023, there were five significant items included in Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•in the second quarter, a remeasurement loss of KCS of $7,175 million recognized in "Remeasurement loss of Kansas City Southern" due to the derecognition of CPKC’s previously held equity method investment in KCS and remeasurement at its Control Date fair value, that unfavourably impacted Diluted EPS by $7.68;
•during the course of the year, adjustments to provisions and settlements of Mexican taxes of $16 million recognized in current income tax expense, that unfavourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $1 million, that had minimal impact on Diluted EPS; and
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $15 million related to a tax settlement with the Servicio de Administracion Tributaria ("SAT") of $9 million and reserves for the estimated impact of potential future audit settlements of $6 million of which $3 million was settled in the fourth quarter, that unfavourably impacted Diluted EPS by 2 cents;
•during the course of the year, a deferred income tax recovery of $72 million on account of changes in tax rates and apportionment, that favourably impacted Diluted EPS by 7 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $7 million due to CPKC unitary state apportionment changes, that favourably impacted Diluted EPS by 1 cent;
–in the third quarter, a deferred income tax recovery of $14 million due to decreases in the Iowa and Arkansas state corporate income tax rates, that favourably impacted Diluted EPS by 2 cents; and
–in the second quarter, a deferred income tax recovery of $51 million due to CPKC unitary state apportionment changes, that favourably impacted Diluted EPS by 5 cents;
•during the course of the year, deferred income tax recoveries of $7,855 million on changes in the outside basis difference on the equity investment in KCS, that favourably impacted Diluted EPS by $8.42 as follows:
–in the second quarter, a deferred income tax recovery of $7,832 million related to the elimination of the deferred income tax liability on the outside basis difference of the investment in KCS, that favourably impacted Diluted EPS by $8.39; and
–in the first quarter, a deferred income tax recovery of $23 million on changes in the outside basis difference of the equity investment in KCS, that favourably impacted Diluted EPS by 3 cents; and
•during the course of the year, acquisition-related costs of $201 million in connection with the KCS acquisition ($164 million after current income tax recovery of $37 million), including an expense of $71 million recognized in "Compensation and benefits", $2 million recognized in "Materials", $111 million recognized in "Purchased services and other", $6 million recognized in "Other expense (income)", and $11 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 17 cents as follows:
–in the fourth quarter, acquisition-related costs of $32 million ($24 million after current income tax recovery of $8 million), including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;

–in the third quarter, acquisition-related costs of $24 million ($18 million after current income tax recovery of $6 million), including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the second quarter, acquisition-related costs of $120 million ($101 million after current income tax recovery of $19 million), including costs of $63 million recognized in "Compensation and benefits", $53 million recognized in "Purchased services and other", $3 million recognized in "Other expense (income)", and $1 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 11 cents; and
–in the first quarter, acquisition-related costs of $25 million ($21 million after current income tax recovery of $4 million), including costs of $12 million recognized in "Purchased services and other", $3 million recognized in "Other expense (income)", and $10 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 2 cents.

KCS purchase accounting included in Net income attributable to controlling shareholders as reported on a GAAP basis was as follows:

2024:
•during the first nine months, KCS purchase accounting of $259 million ($188 million after deferred income tax recovery of $71 million), including costs of $246 million recognized in "Depreciation and amortization", $2 million recognized in "Purchased services and other" related to the amortization of equity investments, $14 million recognized in "Net interest expense", $2 million recognized in "Other expense (income)", and a recovery of $5 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 20 cents as follows:
–in the third quarter, KCS purchase accounting of $89 million ($65 million after deferred income tax recovery of $24 million), including costs of $85 million recognized in "Depreciation and amortization", $4 million recognized in "Net interest expense", $1 million recognized in "Other expense (income)", and a recovery of $1 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $86 million ($62 million after deferred income tax recovery of $24 million), including costs of $82 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $84 million ($61 million after deferred income tax recovery of $23 million), including costs of $79 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $5 million recognized in "Net interest expense", $1 million recognized in "Other expense (income)", and a recovery of $2 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2023:
•during the course of the year, KCS purchase accounting of $297 million ($228 million after deferred income tax recovery of $69 million), including costs of $234 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $17 million recognized in "Net interest expense", $2 million recognized in "Other expense (income)", $48 million recognized in "Equity earnings of Kansas City Southern", and a recovery of $5 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 25 cents as follows:
–in the fourth quarter, KCS purchase accounting of $87 million ($62 million after deferred income tax recovery of $25 million), including costs of $85 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $6 million recognized in "Net interest expense", and a recovery of $5 million recognized in "Net (loss) income attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the third quarter, KCS purchase accounting of $87 million ($63 million after deferred income tax recovery of $24 million), including costs of $81 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and $1 million in recognized in "Other expense (income)", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $81 million ($61 million after deferred income tax recovery of $20 million), including costs of $68 million recognized in "Depreciation and amortization", $6 million recognized in "Net interest expense", $1 million recognized in "Other expense (income)", and $6 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $42 million recognized in "Equity earnings of Kansas City Southern", that unfavourably impacted Diluted EPS by 5 cents.

	For the three months ended September 30		For the nine months ended September 30		For the year ended December 31
	2024	2023	2024	2023	2023
CPKC diluted earnings per share as reported	$0.90	$0.84	$2.69	$3.11	$4.21
Less:
Significant items (pre-tax):
Remeasurement loss of KCS	—	—	—	(7.68)	(7.68)
Adjustments to provisions and settlements of Mexican taxes	0.01	—	—	—	—
Acquisition-related costs	(0.04)	(0.03)	(0.10)	(0.19)	(0.21)
KCS purchase accounting	(0.10)	(0.09)	(0.28)	(0.23)	(0.32)
Add:
Tax effect of adjustments(1)	(0.04)	(0.04)	(0.11)	(0.09)	(0.11)
Adjustments to provisions and settlements of Mexican taxes	—	0.02	—	0.02	0.02
Income tax rate changes	—	(0.02)	—	(0.06)	(0.07)
Deferred income tax recovery on the outside basis difference of the investment in KCS	—	—	—	(8.42)	(8.42)
Core adjusted combined diluted earnings per share	$0.99	$0.92	$2.96	$2.66	$3.84
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 28.01% and 27.08% for the three and nine months ended September 30, 2024, respectively, and 26.55% and 0.97% for the three and nine months ended September 30, 2023, and 1.37% for the year ended December 31, 2023, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Combined Operating Ratio

Core adjusted combined operating ratio is calculated from reported GAAP revenue and operating expenses adjusted for (1) KCS operating income prior to the Control Date and giving effect to transaction accounting adjustments in a consistent manner with Article 11, where applicable, (2) significant items (acquisition-related costs and adjustments to provisions and settlement of Mexican taxes) that are reported within Operating income, and (3) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

This combined measure does not purport to represent what the actual consolidated results of operations would have been had the Company obtained control of KCS and consolidation actually occurred on January 1, 2022, nor is it indicative of future results. This information is based upon assumptions that CPKC believes reasonably reflect the impact to CPKC's historical financial information, on a supplemental basis, of obtaining control of KCS had it occurred as of January 1, 2022. This information does not include anticipated costs related to integration activities, cost savings or synergies that may be achieved by the combined company.

Significant items included in operating ratio on a combined basis were as follows:

2024:
•during the first nine months, adjustments to provisions and settlements of Mexican taxes of $3 million expense recognized in "Compensation and benefits", that unfavourably impacted operating ratio by 0.1% as follows:
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery recognized in "Compensation and benefits", that favourably impacted operating ratio by 0.2%; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense recognized in "Compensation and benefits", that unfavourably impacted operating ratio by 0.3%; and
•during the first nine months, acquisition-related costs were $90 million in connection with the KCS acquisition including costs of $17 million recognized in "Compensation and benefits", $5 million recognized in "Materials", and $68 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8% as follows:
–in the third quarter, acquisition-related costs of $36 million including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 1.0%;
–in the second quarter, acquisition-related costs of $28 million including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.7%; and
–in the first quarter, acquisition-related costs of $26 million including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%.

2023:
•during the first nine months, acquisition-related costs were $165 million in connection with the KCS acquisition including costs of $75 million recognized in "Compensation and benefits", $1 million recognized in "Materials" and $89 million recognized in "Purchased services and other", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 1.6% as follows:
–in the third quarter, acquisition-related costs of $24 million including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
–in the second quarter, acquisition-related costs of $116 million including costs of $63 million recognized in "Compensation and benefits", and $53 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 3.5%; and

–in the first quarter, acquisition-related costs of $25 million including costs of $11 million recognized in "Compensation and benefits", and $14 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.7%.

KCS purchase accounting included in operating ratio on a combined basis was as follows:

2024:
•during the first nine months, KCS purchase accounting of $248 million including $246 million recognized in "Depreciation and amortization" and $2 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3% as follows:
–in the third quarter, KCS purchase accounting of $85 million recognized in "Depreciation and amortization", that unfavourably impacted operating ratio by 2.4%;
–in the second quarter, KCS purchase accounting of $83 million including $82 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%; and
–in the first quarter, KCS purchase accounting of $80 million including $79 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%.

2023:
•during the first nine months, KCS purchase accounting of $241 million, recognized in "Depreciation and amortization", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 2.4% as follows:
–in the third quarter, KCS purchase accounting of $81 million that unfavourably impacted operating ratio on a combined basis by 2.4%;
–in the second quarter, KCS purchase accounting of $80 million that unfavourably impacted operating ratio on a combined basis by 2.4%; and
–in the first quarter, KCS purchase accounting of $80 million that unfavourably impacted operating ratio on a combined basis by 2.3%.

	For the three months ended September 30		For the nine months ended September 30
	2024	2023	2024	2023
CPKC operating ratio as reported	66.1%	64.9%	66.1%	66.4%
Add:
KCS operating income as reported prior to Control Date(1)	—%	—%	—%	(0.2)%
Pro forma Article 11 transaction accounting adjustments(2)	—%	—%	—%	1.1%
	66.1%	64.9%	66.1%	67.3%
Less:
Adjustments to provisions and settlements of Mexican taxes	(0.2)%	—%	0.1%	—%
Acquisition-related costs	1.0%	0.8%	0.8%	1.6%
KCS purchase accounting in Operating expenses	2.4%	2.4%	2.3%	2.4%
Core adjusted combined operating ratio	62.9%	61.7%	62.9%	63.3%
(1) KCS results were translated into Canadian dollars at the Bank of Canada average FX rate for January 1 through April 13, 2023 of $1.35.
(2) Pro forma Article 11 transaction accounting adjustments for January 1 through April 13, 2023 represent adjustments made in a manner consistent with Article 11. For January 1 through April 13, 2023 in the nine months ended September 30, 2023, depreciation and amortization of differences between the historical carrying values and the fair values of KCS's tangible and intangible assets and investments prior to the Control Date that unfavourably impacted operating ratio by 1.1% and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions.

For more information about these pro forma transaction accounting adjustments for the three months ended March 31, 2023, please see Exhibit 99.1 “Selected Unaudited Combined Summary of Historical Financial Data” of CPKC’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on May 15, 2023.